                                                                   Exhibit 99.1

For Immediate Release:  March 8, 2002
Contact:      Paul Sunu, Chief Financial Officer at (919) 563-8222 or
              Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
March 8, 2002
Mebane, North Carolina

             MADISON RIVER COMMUNICATIONS ANNOUNCES ITS 2001 FOURTH
              QUARTER AND YEAR-END FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - March 8, 2002 - Madison River Communications, an established and growing rural local exchange carrier, today announced its financial and operating results for the fourth quarter and the year ended December 31, 2001.

Highlights
----------
* Revenues for 2001 increased to $184.3 million from $167.1 million in the prior year, a 10% increase;
* Adjusted EBITDA for 2001 increased $7.6 million, or 14%, over the prior year;
* Adjusted EBITDA for the fourth quarter of 2001 of $18.5 million is a 21% increase over the third quarter 2001;
* Local Telecommunications Division (LTD) finished 2001 with Adjusted EBITDA of $85.6 million for an Adjusted EBITDA margin of 50.7%, up from 44.8% in 2000; and
* Integrated Communications Division's (ICD) 2001 fourth quarter Adjusted EBITDA loss of $3.4 million represents a $2.0 million, or 37%, sequential quarterly improvement.

2001 Fourth Quarter Results
---------------------------

In the fourth quarter of 2001, Adjusted EBITDA, computed as operating income before depreciation, amortization, restructuring charges and non-cash long-term incentive plan expenses (1) was $18.5 million, a $3.2 million, or 21%, sequential increase over the third quarter of 2001. Approximately $2.0 million of the increase is attributable to a lower Adjusted EBITDA loss in the ICD with the remaining $1.2 million coming from improvement in the LTD's Adjusted EBITDA. Comparing the fourth quarter of 2001 to the fourth quarter of 2000, Adjusted EBITDA increased by $2.3 million, or 14%. The $2.3 million increase is the result of a $0.9 million increase in the LTD's Adjusted EBITDA and a $1.4 million decrease in the ICD's Adjusted EBITDA loss. Included in the fourth quarter of 2000 were the results of two completed construction projects which contributed approximately $0.9 million to Adjusted EBITDA. In 2001, there were no comparable construction operations. Excluding the impact of these construction operations, Adjusted EBITDA in the fourth quarter of 2001 increased approximately $3.2 million, or 21%, from the prior year.

Revenues for the fourth quarter ended December 31, 2001 were $46.8 million, a decrease of $3.6 million, or 7%, from $50.4 million reported for the fourth quarter ended December 31, 2000. The comparative decrease is primarily attributable to higher miscellaneous revenues in the fourth quarter of the prior year when revenues from the two construction projects, totaling approximately $6.0 million, were recognized. No comparable revenues were recognized in the fourth quarter of 2001. Excluding the impact of these construction projects, revenues in the quarter increased approximately $2.4 million, or 5%, over the same period in the prior year. The $2.4 million increase is the result of growth in the ICD's revenues. Sequentially, revenues in the fourth quarter of 2001 were slightly higher than those reported for the third quarter of 2001.

The Company incurred a net loss of $20.0 million for the fourth quarter of 2001 compared to a net loss of $19.0 million for the fourth quarter of 2000, an increase of $1.0 million, or 5%. The increase in net loss is primarily attributable to an increase in non-operating expenses related to the writedown of the carrying value of certain investments of approximately $8.9 million and a restructuring charge of approximately $2.8 million in the fourth quarter of 2001.

For the fourth quarter of 2001, the LTD reported revenues of $42.6 million, Adjusted EBITDA of $21.9 million and an Adjusted EBITDA margin of 51.4%. This compares to revenues of $45.9 million, Adjusted EBITDA of $21.0 million and an Adjusted EBITDA margin of 45.8% in the fourth quarter of 2000. The $3.3 million decrease in revenues is attributable primarily to approximately $3.0 million in revenues recognized from a construction project in the fourth quarter of 2000 and the impact of the sale of approximately 4,280 connections in May 2001 which contributed approximately $0.7 million in revenues in the fourth quarter of the prior year. On a sequential basis, revenues increased $0.9 million, or 2%, and Adjusted EBITDA increased $1.2 million, or 6%, from the third quarter of 2001.

As of December 31, 2001, the LTD had approximately 205,900 voice access and DSL connections in service or an increase of approximately 5,460 connections from December 31, 2000. The increase of 5,460 connections is comprised of an increase of approximately 9,740 connections offset by the sale of approximately 4,280 connections in the second quarter of 2001. On a sequential quarter basis, the LTD had an increase of approximately 2,540 connections in service, or 1%.
Of the 205,900 total connections, approximately 135,700 are residential lines, 59,100 are business lines and 11,100 are DSL connections. In addition, the LTD had approximately 80,200 long distance accounts and 30,000 dial-up Internet subscribers at December 31, 2001. Penetration rates for vertical services such as voice mail, caller ID, call waiting and call forwarding continued to increase in the fourth quarter of 2001.

The LTD's revenue run-rate for high-speed special access services in the fourth quarter of 2001 increased 18% over the same period in 2000 and 6% sequentially. In addition, the penetration rate in installed DSL in the LTD's service areas reached 5.7% of access lines. This continues to be among the highest penetration rates for telecommunications providers in the United States.

For the fourth quarter of 2001, the ICD reported revenues of $4.2 million. For the same quarter in 2000, the ICD's revenues were $4.5 million, which included approximately $3.0 million in miscellaneous revenues related to a construction project that was completed. Excluding the impact of this construction project, for which there were no comparable operations in 2001, the ICD's revenues increased approximately $2.7 million, or 185%, and Adjusted EBITDA increased $2.3 million, or 40%, in the fourth quarter of 2001 compared to the fourth quarter of 2000. The ICD's Adjusted EBITDA loss in the fourth quarter of 2001 was $3.4 million compared to $4.8 million in the fourth quarter of 2000. As of December 31, 2001, the ICD had approximately 16,700 voice and 700 DSL connections in service compared to approximately 9,400 voice and 200 DSL connections in service at December 31, 2000.

On a sequential quarter basis, the ICD's revenues decreased $0.9 million, or 17%, while the Adjusted EBITDA loss decreased $2.0 million, or 37%. As announced previously, the ICD slowed its growth in order to allow it to achieve positive Adjusted EBITDA operating results and a positive net cash flow in a shorter period of time. By following this strategy, the ICD expects to significantly reduce its cash burn as lower operating and overhead expenses are incurred and reduced capital expenditures are needed to support the lower growth rate. The ICD will continue to add new connections but at a significantly lower rate than in the past. Once the ICD achieves its cash flow targets, it is anticipated that the ICD will fund its own growth as it moves forward.

As part of this operating strategy, the ICD has focused its growth in two of its established ICD markets, the Research Triangle and Triad area of North Carolina and New Orleans, Louisiana. The Company's presence in Peoria and Bloomington, Illinois has been maintained; however, no new sales efforts are being directed in those territories. In conjunction with this strategy, the Company has reduced its overall work force to match the lower level of growth. The Company maintains a sales staff of five quota carrying general business sales representatives and three major account representatives for transport and larger accounts.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented regarding the progress of the LTD and ICD, "The LTD provided strong results for 2001. Our LTD management team continues to focus on how it can improve the LTD's operations and maintain this momentum in 2002. We also believe that we are on the right track with the ICD. Our operating results improve each month, and our cash burn lessens as we move towards our goal of the ICD self-funding its growth. This would be a tremendous turnaround for a division that had an Adjusted EBITDA loss of $23.1 million in 2001."


2001 Year-End Results
---------------------
For the year ended December 31, 2001, revenues were $184.3 million, an increase of $17.2 million, or 10%, over revenues of $167.1 million in 2000. Year-to-date revenues for 2001 include $168.8 million for the LTD and $15.5 million for the ICD. The increase in revenues is partially attributable to a full year of revenues being reported for Coastal Communications. Coastal Communications was acquired at the end of the first quarter of 2000 and was only included in 2000 operating results for nine months as compared to a full year for 2001. The remaining increase is due to the growth in voice and DSL connections in the LTD and ICD. The LTD reported an increase in revenues of $8.4 million, or 5%, primarily as the result of a full year of Coastal Communications' revenues. The ICD reported a revenue gain of $8.7 million, or 131%, for 2001 compared to 2000.

For the year ended December 31, 2001, Adjusted EBITDA improved by $7.6 million, or 14%, to $62.5 million when compared to 2000. By division, this was comprised of $85.6 million for the LTD and a loss of $23.1 million for the ICD. Included in this increase is $4.8 million related to a full year of Coastal Communications' operations being included in 2001.

On a pro forma basis, assuming that the Coastal Communications acquisition occurred as of January 1, 2000 and therefore was included in revenues for a full twelve months in 2000, revenues increased $8.1 million in 2001, or 5%, and Adjusted EBITDA increased $4.1 million, or 7%. For the LTD, on a comparable pro forma basis, Adjusted EBITDA increased 14%, or $10.2 million, on a small decrease in revenues of $0.7 million, or 0.4%. Revenues for the LTD in 2000 reflect approximately $3 million from a construction project for which no comparable revenues were recognized in 2001. In addition, the sale of 4,280 connections at the end of May 2001 impacted revenues as twelve months of revenues, or approximately $2.6 million, were recognized in 2000 for these connections compared to only five months of revenues, or approximately $1.2 million, in 2001.

As of December 31, 2001, the Company had $21.6 million in cash on hand. In addition, the Company has $21.8 million in available credit facilities with the Rural Telephone Finance Cooperative. The Company will continue its discussions with potential equity investors as well as consider strategies to improve liquidity and funding. Paul Sunu, Chief Financial Officer, commented, "We continue to improve our leverage ratio through our operating success. In December 2001, the ICD achieved an $872,000 Adjusted EBITDA loss for the month. In January 2002, the ICD's Adjusted EBITDA loss was below $470,000. We are encouraged by the fact that by taking our 2001 LTD results and annualizing January 2002's ICD Adjusted EBITDA loss over our net debt provides us with a leverage ratio that is under 7.9 times."

Cash paid for capital expenditures in 2001 was approximately $54 million. For 2002, the Company anticipates that total capital expenditures will be approximately $20 million as a result of the lower expected growth in the LTD and slower growth plans for the ICD.

The Company will be conducting a conference call to discuss its 2001 fourth quarter and year-end financial and operating results on Monday, March 11, 2002 at 3:00 PM EST. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

(1) Non-GAAP Information

The Company believes that Adjusted EBITDA is an additional meaningful measure of operating performance. Adjusted EBITDA represents operating income (loss) before depreciation, amortization, restructuring charges and non-cash long-term incentive plan expenses. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States.

SELECTED FINANCIAL RESULTS AND OPERATING DATA
---------------------------------------------
Selected historical financial and operating results for the fourth quarter and the year ended December 31, 2001 and 2000 and pro forma financial results for the year ended December 31, 2000 were (dollars in millions):

                             Fourth Quarter Ended                             Year Ended
                                 As Reported                        As Reported         Pro Forma**
                             ---------------------              --------------------    -----------
                             Dec. 31,     Dec. 31,              Dec. 31,    Dec. 31,      Dec. 31,
                               2001         2000                  2001        2000        2000
                             --------     --------              --------    --------    --------
Net revenues                $  46.8         50.4               $  184.3       167.1    $  176.2
  LTD                          42.6         45.9                  168.8       160.4       169.5
  ICD                           4.2          4.5                   15.5         6.7         6.7

Operating expenses             47.9         51.8                  184.3       167.1       175.1
  LTD                          33.9         37.5                  133.1       135.5       143.5
  ICD                          14.0         14.3                   51.2        31.6        31.6

Adjusted EBITDA                18.5         16.2                   62.5        54.9        58.4
  LTD                          21.9         21.0                   85.6        71.9        75.4
  ICD                          (3.4)        (4.8)                 (23.1)      (17.0)      (17.0)

Adjusted EBITDA margin         39.5%        32.2%                  33.9%       32.8%       33.1%

Net loss                    $ (20.0)       (19.0)               $ (74.9)      (59.6)    $ (61.8)
  LTD                          (2.9)        (3.6)                 (12.1)      (12.6)      (13.6)
  ICD                         (17.1)       (15.4)                 (62.8)      (47.0)      (48.2)



Cash and cash equivalents  $   21.6         63.4                    (a)         (a)         n/a
Net telephone plant
  and equipment               396.8        400.3                    (a)         (a)         n/a
Total assets                  896.6        992.0                    (a)         (a)         n/a
Long-term debt                680.0        678.1                    (a)         (a)         n/a
Redeemable minority
  Interest                     46.8         45.8                    (a)         (a)         n/a
Member's interest             213.6        213.1                    (a)         (a)         n/a
Accumulated deficit          (154.2)       (79.3)                   (a)         (a)         n/a


(a) Data is the same as that reported as of the end of the respective fourth quarter.

--------------------------------------------------------

                                                        Year Ended
                                                  Dec. 31,       Dec. 31,
                                                    2001           2000
                                                  --------       --------
Selected Operating Data:
Total connections sold and in provisioning:        225,926        215,193
     LTD:
       Voice                                       194,810 (a)    196,154
       DSL                                          11,137          4,331
     ICD:
       Voice                                        17,972         14,110
       DSL                                           1,248            598

Total connections in service                       223,371        210,083
     LTD:
       Voice                                       194,810 (a)    196,154
       DSL                                          11,137          4,331 (c)
     ICD:
       Voice                                        16,730          9,393
       DSL                                             694            205 (c)

Fiber transport (in actual $ (b))                $ 250,000      $  57,000

Network operations centers                               1              2
Employees                                              783          1,073

(a) LTD voice access lines reflect the impact of the 4,278 access lines disposed of in the second quarter of 2001.
(b) Dollar amounts represent monthly recurring revenues.
(c) Adjusted to present DSL connections on a basis consistent with the 2001 presentation.


States certified as a CLEC:
           North Carolina                                 South Carolina
           Florida (subsidiary Gulf Long Distance, Inc.)  Alabama
           Mississippi                                    Louisiana
           Texas                                          Tennessee
           Illinois                                       Georgia

States certified as a long distance provider:
           North Carolina                                 South Carolina
           Georgia                                        Florida
           Alabama                                        Mississippi
           Louisiana                                      Texas
           Tennessee                                      Illinois
           Kentucky (subsidiary Gulf Long Distance, Inc.)

NOTE:

** The unaudited pro forma results for the year ended December 31, 2000 assume that the Coastal Communications acquisition in March 2000 and the senior notes offering in February 2000 each occurred as of January 1, 2000. The pro forma information is not intended to be indicative of the actual results that would have been achieved had the transactions occurred at the beginning of 2000 nor does it purport to be indicative of the future consolidated operating results of the Company.

The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

*  competition in the telecommunications industry;
* the passage of legislation or court decisions adversely affecting the telecommunications industry;
*  our ability to repay our outstanding indebtedness;
* our ability to raise additional capital on acceptable terms and on a timely basis; and
*  the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners and members of management.

                           MADISON RIVER CAPITAL, LLC
                 Condensed Consolidated Statements of Operations
                             (Dollars in thousands)
                                   (Unaudited)

                                           Three Months Ended                    Year Ended
                                            December 31, 2001                 December 31, 2001
                                      -----------------------------     ----------------------------
                                       LTD        ICD  Consolidated      LTD       ICD  Consolidated
                                      -----      ----- ------------     -----     ----- ------------
Operating revenues:
   Local service                   $  33,061     2,678    35,739     $ 132,108     8,399    140,507
   Long distance service               3,426       218     3,644        15,144       747     15,891
   Internet and enhanced data          2,454       466     2,920         6,681     3,678     10,359
   Transport service                    -          902       902          -        2,880      2,880
   Miscellaneous telecommunications
    service and equipment              3,617       (37)    3,580        14,885      (259)    14,626
                                      ------    ------    ------       -------     -----    -------
Total operating revenues              42,558     4,227    46,785       168,818    15,445    184,263
                                      ------    ------    ------       -------    ------    -------

Operating expenses:
   Cost of services                   11,818     4,832    16,650        45,965    22,547     68,512
   Depreciation and
    amortization                      12,580     3,752    16,332        48,160    10,311     58,471
   Selling, general and
    administrative                     9,484     5,419    14,903        38,937    18,330     57,267
                                      ------    ------    ------       -------    ------    -------
Total operating expenses              33,882    14,003    47,885       133,062    51,188    184,250
                                      ------    ------    ------       -------    ------    -------

Net operating income (loss)            8,676    (9,776)   (1,100)       35,756   (35,743)        13

Interest expense                      (9,214)   (6,687)  (15,901)      (37,858)  (26,766)   (64,624)
Other expenses, net                   (8,515)     (635)   (9,150)      (14,499)     (313)   (14,812)
                                      ------    ------    ------       -------    ------    -------
Loss before income taxes
  and minority interest expense       (9,053)  (17,098)  (26,151)      (16,601)  (62,822)   (79,423)

Income tax benefit                    (6,395)     -       (6,395)       (5,570)     -        (5,570)
                                      ------    ------    ------       -------    ------    -------
Loss before minority
  interest expense                    (2,658)  (17,098)  (19,756)      (11,031)  (62,822)   (73,853)

Minority interest expense                275      -          275         1,075      -         1,075
                                      ------    ------    ------       -------    ------    -------

Net loss                          $   (2,933)  (17,098)  (20,031)   $  (12,106)  (62,822)   (74,928)
                                      ======    ======    ======       =======    ======    =======

EBITDA                                21,256    (6,024)   15,232        83,916   (25,432)    58,484

Adjustments:
  Long-term incentive plan expenses      634      (146)      488         1,720      (449)     1,271
  Restructuring charge                  -        2,779     2,779          -        2,779      2,779
                                      ------    ------    ------       -------    ------    -------
Adjusted EBITDA                   $   21,890    (3,391)   18,499    $   85,636   (23,102)    62,534
                                      ======    ======    ======       =======    ======    =======


NOTE: These financial statements recognize Madison River Capital, LLC's unaudited financial results on an historical basis.